Exhibit 99.1

Equillium Reports Fourth Quarter and Full Year 2025 Financial Results and Recent Corporate and Clinical Highlights

Initiation of Phase 1 proof-of-mechanism study of EQ504 planned for mid-2026, with data expected approximately six months thereafter

Cash and cash equivalents, inclusive of the March 2026 financing, expected to fund operations into 2029

LA JOLLA, California, March 25, 2026 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders, today announced financial results for its fourth quarter and fiscal year ended December 31, 2025.

“2025 was a transformative year as we sharpened our strategic focus on EQ504 and strengthened our financial position to support its advancement into the clinic,” said Bruce Steel, Chief Executive Officer of Equillium. “Our financing in August 2025 of up to $50 million, together with our recently completed $35 million financing, further reinforces confidence in our strategy and provides the resources to efficiently execute our EQ504 clinical development plan. With operating runway expected into 2029, we are well-positioned to advance EQ504’s differentiated, non-immunosuppressive approach targeting the AhR pathway to address significant unmet needs across inflammatory diseases, and we believe it has the potential to be a best-in-class oral therapy in ulcerative colitis (UC), with additional opportunities across gastrointestinal (GI) and inflammatory lung diseases.”

Recent Corporate & Clinical Highlights:

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In March 2026, announced a private placement financing of $35 million with RA Capital Management. In August 2025, announced a private placement financing of up to $50 million with a syndicate of leading healthcare investors, including ADAR1 Capital Management, Janus Henderson Investors, Adage Capital Partners LP, Coastlands Capital, and Woodline Partners LP.

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Continuing to advance EQ504, a potent and selective AhR modulator with potential for targeted local delivery in GI diseases including UC, as well as inhaled formulations for inflammatory lung diseases. The Company has completed the preclinical work and plans to initiate a Phase 1 proof-of-mechanism study in mid-2026, with data expected approximately six months thereafter.

•
Evaluating further advancement of EQ302, its oral, bi-specific inhibitor of IL-15 and IL-21 being developed for GI indications, including celiac disease.

•
Hosted a virtual KOL investor event with Dr. Francisco J. Quintana of Harvard Medical School and the late Dr. Brian Feagan of Western Ontario, on Wednesday, November 5, 2025. A replay of the KOL event can be accessed here, and key takeaways include:

o
AhR modulation is i) a differentiated and multi-modal approach to decreasing tissue inflammation while promoting tissue repair; and ii) clinically validated in skin and GI diseases, through VTAMA® and the botanical indigo naturalis, respectively.

o
EQ504 i) is a potent and selective AhR modulator that may be administered orally and is formulated to target the colon, representing a next-generation therapeutic to treat UC locally; and ii) has broad therapeutic potential in UC as a potential standalone oral therapy, or in combination with other therapeutic approaches.

Fourth Quarter and Full Year 2025 Financial Results

Revenue for the fourth quarter of 2025 was $0, compared with $4.4 million for the same period in 2025. For the full year of 2025, there was no revenue recognized, compared with $41.1 million under the Asset Purchase Agreement with Ono Pharmaceutical for the full year of 2024.

Research and development (R&D) expenses for the fourth quarter of 2025 were $1.5 million, compared with $7.3 million for the same period in 2024. For the full year of 2025, R&D expenses were $12.8 million, compared with $37.4 million for the full year of 2024. The significant year-over-year decrease in R&D expenses was primarily driven by the wind down of our clinical studies in 2025.

General and administrative (G&A) expenses for the fourth quarter of 2025 were $2.4 million, compared with $1.8 million for the same period in 2024. For the full year of 2025, G&A expenses were $10.8 million, compared with $11.9 million for the full year of 2024. The year-over-year decrease was primarily driven by lower general overhead expenses.

Net loss for the fourth quarter of 2025 was $3.8 million, or $(0.04) per basic and diluted share, compared with a net loss of $5.8 million, or $(0.16) per basic and diluted share for the same period in 2024. Net loss for the full year of 2025 was $22.4 million, or $(0.39) per basic and diluted share, compared with a net loss of $8.1 million, or $(0.23) per basic and diluted share for the full year of 2024. The increase in net loss for the year-over-year period was primarily due to lower revenue, partially offset by lower operating expenses.

Cash, cash equivalents and short-term investments totaled $30.3 million as of December 31, 2025, compared to $22.6 million as of December 31, 2024. Equillium believes that its cash and cash equivalents on the balance sheet as of December 31, 2025, together with the recently completed financing of $35 million in March 2026, are capable of funding its currently planned operations into 2029, based on certain assumptions and estimates that may prove to be inaccurate.

About EQ504

EQ504 is an investigational potent and selective aryl hydrocarbon receptor (AhR) modulator with a multi-modal, non-immunosuppressive mechanism of action designed to be complementary to other inflammation and immunology agents. AhR is critical to barrier organ tissue physiology and immunology, maintaining barrier function and promoting tissue repair and regeneration, while regulating resident immune cells with anti-inflammatory responses. EQ504’s preclinical properties provide the potential for targeted, local delivery via enteric coating for the treatment of ulcerative colitis and other gastrointestinal diseases or inhaled formulations for the treatment of inflammatory lung diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of several novel immunomodulatory assets and product platform targeting immuno-inflammatory pathways.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future”, “potential” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include, but are not limited to, statements regarding Equillium’s expectation that the cash and cash equivalents on its balance sheet as of December 31, 2025, together with the recently completed financing of $35 million in March 2026, are capable of funding its currently planned operations into 2029; Equillium’s ability to efficiently execute or advance its EQ504 clinical development plan; the potential benefits of Equillium’s product candidates; and other statements that are not historical facts. These statements are based on Equillium’s current plans, objectives, estimates, expectations and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include, but are not limited to: market conditions; volatility in the trading price of Equillium’s common stock; the sufficiency of Equillium’s capital resources and need for additional capital to achieve its goals; Equillium’s ability to raise additional capital on terms acceptable to Equillium, or at all; Equillium’s ability to continue as a going concern; risks inherent in achieving clinical milestones and stock price thresholds; Equillium’s ability to initiate or progress a Phase 1 clinical study, or any clinical trials, or the ability of such Phase I clinical study or any clinical trials to generate favorable data, on the anticipated timelines, if at all; Equillium’s ability to execute its plans and strategies; risks related to performing clinical and pre-clinical studies, if and when initiated; whether the results from clinical and pre-clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; changes in the competitive landscape; and changes in Equillium’s strategic plans. The foregoing list of risk factors is not exhaustive. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports with the Securities and Exchange Commission (SEC), which may be accessed for free by visiting the SEC’s website at www.sec.gov, and on

Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact
PJ Kelleher
LifeSci Advisors, LLC
+1-617-430-7579
pkelleher@lifesciadvisors.com

Equillium, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)
	December 31,	December 31,
	2025	2024
Assets
Cash, cash equivalents and short-term investments	$30,277	$22,575
Prepaid expenses and other assets	952	2,665
Operating lease right-of-use assets	658	364
Total assets	$31,887	$25,604
Current liabilities
Accounts payable and other current liabilities	$2,934	$6,356
Total current liabilities	2,934	6,356
Long-term operating lease liabilities	356	187
Total liabilities	3,290	6,543
Total stockholders' equity	28,597	19,061
Total liabilities and stockholders' equity	$31,887	$25,604

Equillium, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue	$-	$4,392	$-	$41,095
Operating expenses:
Research and development	1,536	7,314	12,843	37,428
General and administrative	2,426	1,775	10,791	11,936
Total operating expenses	3,962	9,089	23,634	49,364
Loss from operations	(3,962)	(4,697)	(23,634)	(8,269)
Total other income (expense), net	187	(734)	1,236	563
Loss before income tax expense	(3,775)	(5,431)	(22,398)	(7,706)
Income tax expense	-	361	-	361
Net loss	$(3,775)	$(5,792)	$(22,398)	$(8,067)
Net loss per share, basic and diluted	$(0.04)	$(0.16)	$(0.39)	$(0.23)
Weighted-average number of common shares outstanding, basic and diluted	91,881,058	35,457,559	57,304,181	35,357,641